Exhibit 99.1
Castle Brands Inc.
Code of Business Conduct
I. Purpose
     This Code of Business Conduct (the “Code of Conduct”) has been adopted by the Board of Directors (the “Board”) of Castle Brands Inc. (“Castle Brands”) in support of Castle Brands’ goals to operate its business in accordance with the highest standards of business ethics and to promote the highest standards of honesty and ethical conduct by its employees. This Code of Conduct applies to all of Castle Brands’ directors, executive officers and employees (“Castle Brands Personnel”).
II. Principles
     Castle Brands is committed to operating its business with the highest ethical standards of honesty and ethical conduct. In performing their duties and responsibilities, Castle Brands Personnel are expected to behave honestly and with the highest level of integrity at all times in dealing with fellow employees, the general public, the business community, civic organizations, stockholders, customers, suppliers, or governmental and regulatory authorities. Castle Brands Personnel are expected to exhibit and promote honesty and ethical conduct, and adhere to the policies and procedures established by Castle Brands management and the Board.
     The Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”) and the Chief Financial Officer (“CFO”) and all other executive officers of Castle Brands should exhibit and promote honesty and ethical conduct, and establish and maintain policies and procedures having the objectives of
•	Encouraging professional integrity within Castle Brands;
•	Minimizing the occurrence of conflicts between the best interests of Castle Brands and material personal gain for any member of the Castle Brands Personnel;
•	Providing a mechanism for employees to inform senior management of deviations in practice from policies and procedures governing legal or ethical behavior; and
•	Demonstrating their support for these policies and procedures through periodic communication reinforcing these ethical standards throughout Castle Brands.
III. Avoidance of Conflicts of Interest
     Castle Brands Personnel should avoid actual or apparent conflicts of interest between personal and professional relationships. A “conflict of interest” occurs when an individual’s private interest interferes in any way, or even appears to interfere in any way, with the interests of Castle Brands as a whole.

     Castle Brands Personnel are expected to report any material transaction or relationship they have that reasonably could be expected to give rise to such a conflict to the Vice-President—Administration, who will evaluate the conflict, gather additional information, if necessary, and determine whether a report should be made to the Disclosure Committee. Directors and executive officers who suspect that they may have a conflict of interest are expected to report such information to the Audit Committee promptly.
IV. Full, fair, accurate, timely, and understandable disclosure
     All disclosures made by Castle Brands to its stockholders or the investment community should be accurate and complete, and the financial information included therein should fairly present in all material respects the Castle Brands’ financial condition, results of operations and cash flows, and such disclosures should be made on a timely basis as required by applicable laws and regulations.
     Castle Brands Personnel shall be familiar with and follow Castle Brands’ policies, accounting controls and procedures. Castle Brands Personnel shall act in good faith, responsibly, with due care, competence and diligence, promoting full, fair, timely and understandable disclosure in reports and documents filed with or submitted to the Securities and Exchange Commission and otherwise communicated to the public by Castle Brands.
V. Compliance with Applicable Laws, Rules and Regulations
     Castle Brands Personnel shall comply with all Castle Brands policies, including those policies set forth in the Employee Handbook, if any, and all laws, rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies, including laws and regulations regarding the following:
     Securities Laws and Insider Trading. Castle Brands Personnel who have access to non-public information about Castle Brands are not permitted to use or share that information for securities trading purposes or for any other purpose except to conduct Castle Brands business. Inside information includes any financial, technical or other information about Castle Brands that is not available to the public and might influence an investor’s decision to buy, sell or hold Castle Brands securities. Using inside information for personal financial benefit or to “tip” others who might make an investment decision on the basis of this information is unethical and illegal.
     Confidential Information. Castle Brands Personnel shall maintain the confidentiality of information entrusted to them by Castle Brands or other companies, except when disclosure is duly authorized or legally mandated. Confidential information includes internal, confidential, proprietary or secret information related to Castle Brands’ business, customers, operations, acquisitions, research, trade secrets (such as our know-how and experience) and in general all non-public information that might be of use to competitors, or harmful to Castle Brands or its customers if disclosed. Human resource and personnel information must be kept confidential and used only for the purposes for which it is intended.
     Corporate Opportunities. Castle Brands Personnel owe a duty to Castle Brands to advance its legitimate interests when the opportunity to do so arises. Castle Brands Personnel should not:

(i) take for themselves personally opportunities that are discovered through the use of Castle Brands property, information or position, or (ii) compete with Castle Brands.
     Protection and Proper Use of Assets. Castle Brands Personnel are expected to safeguard Castle Brands’ assets, ensure their efficient use and avoid carelessness, misuse, waste, destruction or theft of Castle Brands’ assets.
     Document Destruction and Retention. Castle Brands Personnel shall not knowingly destroy, alter, conceal, or falsify paper or electronic documents with the intent to impede, obstruct, or wrongly influence official investigations or proceedings.
VI. Reporting and Enforcement Procedures
     Castle Brands Personnel are required to report, on a named or anonymous basis, any act or practice or other information which may constitute a violation of law, rules, regulations or this Code of Conduct as follows:
     Reporting Suspected Violations of this Code of Conduct. Castle Brands Personnel should report suspected violations by the Company or other Castle Brands Personnel of laws, rules, regulations or Castle Brands policies, including this Code of Conduct, on an anonymous or named basis, by email or regular mail to the Disclosure Committee as follows:
Disclosure Committee
Castle Brands Inc.
570 Lexington Avenue, 29th Floor
New York, New York 10022
DisclosureCommittee@castlebrandsinc.com
     Reporting About Accounting Matters. Castle Brands is committed to complying with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. Castle Brands believes that its accounting and reporting practices should be of the highest quality and integrity. In order to facilitate the reporting and investigation of complaints and concerns about Castle Brands’ accounting controls and audit practices, Castle Brands’ Audit Committee has established the Castle Brands Complaint Policy and Procedures for Accounting and Auditing Matters attached as Exhibit A to this Code of Conduct for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
     Content of Report. To facilitate Castle Brands’ investigation of any suspected violations, your report should be as specific as possible with regard to: (i) the nature of the suspected conduct, (ii) the persons involved or who may have knowledge of it, (iii) the dates upon which such suspected activity occurred, (iv) where it allegedly took place, (v) why you believe this conduct to be unethical, irregular or fraudulent and (vi) how such suspected conduct has allegedly occurred or is presently occurring.

     No Guarantee of Anonymity or Confidentiality. Castle Brands shall always try to maintain the anonymity and confidentiality of reports made on a named basis. Castle Brands cannot, however, guarantee the eventual anonymity or confidentiality of such a complaint in the event that an effective investigation requires otherwise.
     No Retaliation. In no event will any action or retaliation be taken against any Castle Brands Personnel for making a good faith report regarding suspected violations pursuant to this Code of Conduct, or against any person who testifies, participates in, or otherwise assists in a proceeding filed or about to be filed that relates to any such violation. Castle Brands Personnel should immediately report any irregular situation regarding this issue to the Audit Committee by contacting the Audit Committee, Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, NY 10022, AuditCommittee@castlebrandsinc.com.
     Application of this Code; Disciplinary Measures. All reports made hereunder will be investigated and appropriate actions will be taken. Castle Brands shall continuously enforce this Code of Conduct through appropriate means of discipline. In instances where the proper and ethical course of action is unclear, employees, officers and directors should seek counsel from their immediate supervisor or the President. If necessary, such immediate supervisor or the President, as appropriate, shall determine whether violations of law or this Code of Conduct have occurred and, if so, shall determine whether to transmit the information to the Disclosure Committee. The Disclosure Committee may take appropriate disciplinary measures, including counseling, oral or written reprimands, warnings, probation or suspension without pay, demotions and termination of employment or other association with Castle Brands.
     Changes to or Waivers of this Code. Any change to or waiver of this Code of Conduct involving a director or Castle Brands’ principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, may be granted only by the Board and will be promptly disclosed as required by law or the regulations of The American Stock Exchange.

Exhibit A
Castle Brands Inc.
Complaint Policy and Procedures for
Accounting and Auditing Matters
I. Policy
     Castle Brands Inc. (‘the Company”) is committed to complying with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. The Company believes that its accounting and reporting practices should be of the highest quality and integrity.
     In order to facilitate the reporting and investigation of complaints and concerns regarding the Company’s accounting controls and audit practices, the Company’s Audit Committee has established the following procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters (the subject matters covered under clauses (i) and (ii), collectively, “Accounting Matters”).
     The Company welcomes complaints and concerns regarding Accounting Matters from any person. Further, any employee of the Company may submit a good faith complaint or concern regarding Accounting Matters to the Company without fear of dismissal or retaliation of any kind. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith report regarding Accounting Matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.
II. Submission of Complaints
     Complaints and concerns regarding Accounting Matters may be submitted by any person to the Company through e-mail and regular mail to the Audit Committee as follows:
Audit Committee
Castle Brands Inc.
570 Lexington Avenue, 29th Floor
New York, New York 10022
AuditCommittee@castlebrandsinc.com
     Any employee of the Company may submit any complaint or concern regarding Accounting Matters on a named or anonymous basis through e-mail and regular mail or other system enacted by the Company from time to time.
     Each complaint or concern submitted under these procedures shall include details of the Accounting Matter at issue, including the subject matter of the complaint or concern, the parties involved, relevant dates of action taken and any other information relevant or helpful in investigating and evaluating the complaint or concern.

III. Scope of Matters Covered by These Procedures
     These procedures relate to complaints or concerns relating to any Accounting Matter, including, without limitation:
•	deficiencies in or noncompliance with the Company’s internal accounting controls;
•	deviation from full and fair reporting of the Company’s financial condition;
•	misrepresentation or false statement to or by an executive officer, accountant or comptroller regarding a matter or information contained in the financial records, financial reports or audit reports of the Company;
•	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Company; or
•	fraud or deliberate error in the recording and maintaining of financial records of the Company.
IV. Treatment of Complaints
     After receipt of a complaint under these procedures, the Audit Committee Chair, or person authorized by the Chair, will (i) evaluate and determine whether the complaint pertains to an Accounting Matter that requires Audit Committee attention, and (ii) when possible, acknowledge receipt of the complaint or concern to the sender. If the Audit Committee Chair determines that the complaint relates to an Accounting Matter that requires Audit Committee attention, Audit Committee Chair will present a description of the complaint and all relevant information to the entire Audit Committee at its next regularly scheduled meeting or, if appropriate, immediately to the entire Audit Committee for review.
     When complaints are referred to the Audit Committee, the Audit Committee will review and discuss the complaint and will determine whether additional investigation is required. If it so determines, the Audit Committee may authorize, direct and oversee an investigation into the complaint by such members of management that the Audit Committee determines to be appropriate under the circumstances. The Audit Committee and all persons included in any such investigation will maintain confidentiality of the information related to any investigation to the fullest extent possible, consistent with the need to conduct an adequate review and investigation.
     After completion of the investigation, the Audit Committee will take prompt and appropriate action when and as warranted in the judgment of the Audit Committee.
V. Reporting and Retention of Complaints and Investigations

     The Audit Committee will maintain, or cause to be maintained, a log of all complaints and concerns submitted pursuant to this policy and will transmit a current, updated copy of such log to the Audit Committee for review at each of its regularly scheduled meetings.
     The Audit Committee, in conjunction with the persons authorized and directed to conduct any investigation hereunder, will cause to be kept a description of each investigation and all actions undertaken hereunder, and will cause to be prepared a periodic summary report thereof for the Company’s Board of Directors.